Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement of Employment (“Agreement) is entered into as of this 4th day of May, 2009 between Everest Global Services, Inc. and its parents, direct and indirect subsidiaries and affiliates (collectively, the “Company”) and Craig Eisenacher (the “Executive”).

The Executive and the Company agree as follows:

1.         The current employment relationship between the Executive and the Company will voluntarily terminate in accordance with the Executive’s decision to retire effective December 31, 2009 (the “Retirement Date”).

2.         Effective as of May 4, 2009, the Executive hereby resigns all officer positions with the Company, any Group Company (as defined below) and any Affiliates (as defined below) as well as his membership on all Boards of Directors and Committees of the Company, any Group Company and any Affiliates; provided, however, that Executive will remain an Executive Vice President of Everest Global Services, Inc.

3.         Commensurate with his responsibilities as Executive Vice President of Everest Global Services, Inc., Executive agrees to facilitate and assist in the orderly and smooth transition of the incoming Chief Financial Officer of the Company and provide any other services as may be required from time to time until the Retirement Date.

4.         Executive shall provide reasonable assistance as may be necessary to assist the Company in business matters including, but not limited to, assisting the Company in the defense of or prosecution of any legal or regulatory proceedings.

5.         In consideration for the covenants of the Executive contained herein and in full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Company, a Group Company or any of its Affiliates, the Company shall pay and provide benefits to the Executive as follows:

(a)	the Company shall continue the Executive’s base salary, at the rate in effect on the date hereof and in accordance with the Company’s normal pay schedule, until the Retirement Date;

(b)

the Company-paid portion of any group medical, dental, vision and life insurance coverages in which the Executive is participating shall be continued until the Retirement Date. Thereafter medical, dental and vision coverages will be available to Executive for an additional 18 months under COBRA;

(c)

the Executive shall, until the Retirement Date, continue to participate in all applicable Company sponsored savings and retirement plans in which Executive currently participates as of the date hereof including the Everest Reinsurance Employee Savings Plan, the Everest Reinsurance

Supplemental ERESP Plan, the Everest Reinsurance Retirement Plan, and the Everest Reinsurance Supplemental Retirement Plan;

(d)	the Executive shall continue to participate in the Everest Re Group, Ltd. Senior Executive Change of Control Plan until the Retirement Date;

(e)

the Company shall pay Executive all preapproved unreimbursed reasonable business expenses for which Executive submits the appropriate voucher and supporting documentation within 30 days from the Retirement Date in accordance with the Company’s policy on employee expense reimbursement. Such business expenses shall include, but not be limited to, expenses Executive incurs traveling to and from his former Company office to fulfill his obligations under Section 3 of the Agreement.

(f)

the Executive shall not accrue any additional vacation days beyond May, 2009. The Company shall make a lump sum cash payment to the Executive in an amount equal to $17,981 representing 11 days of accrued and unused vacation and carryover days (less applicable federal and state taxes);

(g)

subject to and contingent upon execution of the General Release and Waiver within 10 days of January 1, 2010, the Executive will receive a lump sum payment of $147,000 (less applicable federal and state taxes);

(h)

subject to approval by the Everest Re Group, Ltd. Compensation Committee and contingent upon execution within 10 days of January 1, 2010, of a General Release and Waiver in the form attached hereto (the “General Release and Waiver”) the Executive’s rights to certain non-qualified stock option awards and restricted stock awards shall vest and restrictions lapse, respectively, as set forth in Attachment A to this Agreement.

          6.         The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with any Group Company or Affiliate except as provided by this Agreement.

          7.         Notwithstanding any provision contained in this Agreement, if Executive accepts employment with any entity other than the Company, Group Company or any Affiliates prior to the Retirement Date, then this Agreement shall terminate immediately and Company shall have no further obligation whatsoever to Executive with respect to the consideration set forth in Section 5 above. For purposes of this Section 7, “employment” shall mean comparable full time employment for which Executive would receive a W-2 and, without limitation, expressly does not mean any directorship, temporary assignment or consulting work as an independent contractor.

          8.         In the event this Agreement is terminated pursuant to Section 7 above, then subject to and contingent upon Executive’s execution of the General Release and Waiver:

(a)

the Company shall make a lump sum cash payment to the Executive in the amount of the base salary that would have been earned by Executive between the date of termination of this Agreement through the Retirement Date (less applicable federal and state taxes);

(b)

the Company shall pay Executive all preapproved unreimbursed reasonable business expenses for which Executive submits the appropriate voucher and supporting documentation within 30 days from the termination of this Agreement in accordance with the Company’s policy on employee expense reimbursement. Such business expenses shall include, but not be limited to, expenses Executive incurs traveling to and from his former Company office to fulfill his obligations under Section 3 of the Agreement.

(c)

subject to approval by the Everest Re Group, Ltd. Compensation Committee the Executive’s rights to certain non-qualified stock option awards and restricted stock awards shall vest and restrictions lapse, respectively, as set forth in Attachment A to this Agreement.

          9.         For purposes of this Agreement, a “Group Company” is any company which is from time to time a Holding Company (as defined in Section 86 of the Companies Act of 1981 (the “Companies Act”), but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a Subsidiary Company (as defined in Section 86 of the Companies Act) of the Company, a Subsidiary Company of a Holding Company of the Company or a company in which the Company owns at least 50% of the issued share capital. For purposes of this agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

          10.       Except as may be required by law, authorized by statute, or with the Company’s prior written consent on a case by case basis, the Executive will not directly or indirectly disclose to anyone outside of the Company, any Confidential Information concerning the Company. Confidential Information includes, but is not limited to non-public information, processes, trade secrets, attorney work product and attorney-client communications, documents and data containing and/or relating to all financial information regarding the Company, tax filings (including supporting materials submitted on behalf of the Company) and information, documents, analyses and thought processes relating to the Company’s closing adjustments and reserve adjustments (hereinafter, “Confidential Information”). Executive shall not make use of any Confidential Information for Executive’s own purposes or for the benefit of anyone or any entity other than the Company.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Executive	On behalf of the Company

By: /S/ CRAIG EISENACHER Craig Eisenacher Executive Vice President	By: /S/ RALPH E. JONES III Ralph E. Jones III President & Chief Operating Officer

ATTACHMENT A

I.	Restricted Stock Awards to Vest as of February 21, 2010

Grant Date	Date Restrictions Lapse	Number of Shares Affected
2/21/2007	2/21/2010	3,000
2/20/2008	2/20/2010	800
2/18/2009	2/18/2010	750

Subject to approval by the Everest Re Group, Ltd. Compensation Committee and execution of the General Release and Waiver within 10 days of January 1, 2010, the respective Restricted Stock Award Agreements pertinent to the above Grant Dates will be revised insofar as the restrictions of the stated share awards will lapse on the dates set forth above. All other terms and conditions of the respective Restricted Share Award Agreements shall remain in full force and effect.

II.	Non-Qualified Stock Options to Vest as of February 21, 2010

Grant Date	Options Vested	Exercise Price	Expiration Date Unless Exercised
2/21/2007	2,000	$99.015	May 21, 2010

Subject to approval by the Everest Re Group, Ltd. Compensation Committee and execution of the General Release and Waiver within 10 days of January 1, 2010, the respective Non-Qualified Stock Option Award Agreements pertinent to the above Grant Dates will be revised insofar as the total number of vested options (6,000) must be exercised by May 21, 2010 or the 6,000 options will be cancelled. All other terms and conditions of the respective Non-Qualified Stock Option Award Agreements shall remain in full force and effect.

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